Ex 99.1

FOR IMMEDIATE RELEASE

Second Sight Reports Second Quarter 2019 Financial Results

-- R&D and Clinical Programs for Orion® Visual Cortical Prosthesis System on Track --

LOS ANGELES – August 6, 2019 – Second Sight Medical Products, Inc. (NASDAQ: EYES) (“Second Sight” or the “Company”), a developer, manufacturer and marketer of implantable visual prosthetics that are intended to create an artificial form of useful vision for blind individuals, today reported financial results for the three- and six-months ended June 30, 2019.

Recent Financial and Corporate Highlights:

•	Continued progress on development of the Orion® Visual Cortical Prosthesis System (“Orion”);
o	Met with the U.S. Food and Drug Administration (“FDA”) in July to provide an update on the Orion Early Feasibility Study, and to discuss pivotal study design and post-market requirements;
o	Hired 15 full-time employees year-to-date to support R&D and clinical research priorities;
•	Reduced commercial expenses by 41% in the second quarter of 2019 compared to the prior year quarter;
•	Notified Argus implanting centers of the Company’s intent to suspend Argus II production by the end of 2019;
•

Presented positive topline 12-month results on the Company’s Early Feasibility Study of the Orion Visual Cortical Prosthesis System at the World Society for Stereotactic and Functional Neurosurgery Annual Meeting on June 25, 2019;

•

Centers for Medicare and Medicaid Services (“CMS”) released its FY 2020 Inpatient Prospective Payment System (IPPS) Final Rule. In this rule, CMS finalized its proposal to create an alternative payment pathway for innovative technologies with an FDA Breakthrough Devices Designation such as Orion;

•	Implanted 11 Argus II systems worldwide; and
•	Reported net sales of $1.3 million in the second quarter of 2019.

“We continue to make excellent progress with the development of the Orion platform and are working closely with the FDA to define pivotal study and post-market requirements. We commend CMS for creating a streamlined reimbursement pathway for innovative devices such as Orion with an FDA Breakthrough Devices Designation. In preparation for Orion’s potential commercial launch, we are beginning to engage CMS and private payors in order to define the appropriate reimbursement pathways,” stated Will McGuire, President and Chief Executive Officer of Second Sight.

“Second Sight continues to pioneer the development of neuromodulation technology for artificial vision.  The interim data from our Orion Visual Cortical Prosthesis Early Feasibility Study compare favorably to Argus and further support our belief in Orion’s potential to treat nearly all forms of blindness,” concluded McGuire.

Second Quarter 2019 Financial Results

Net sales on a GAAP basis were $1.3 million for the second quarter of 2019 compared to $1.9 million in the second quarter of 2018. Revenue was recognized for 10 implants on a GAAP basis with an average selling price of $128,000 in the second quarter of 2019 compared to 17 implants with an average selling price of $112,000 in same period of 2018.

Gross profit for the second quarter of 2019 was $0.3 million compared to a gross profit of $1.1 million in the second quarter of 2018. Cost of sales was $0.9 million in the second quarter of 2019 compared to $0.8 million in the prior year period. In the second quarter of 2019, cost of sales consisted primarily of the cost of products implanted of $0.3 million and unabsorbed production costs of $0.6 million. In the second quarter of 2018, the cost of sales included approximately $0.6 million for the cost of products implanted and unabsorbed production costs less an adjustment of $0.2 million for a reduction in the reserve for excess inventory.

Research and development expense, net of funding received from grants, increased to $3.4 million during the second quarter of 2019 from $2.4 million in the second quarter of 2018. The increase primarily reflects additional headcount and costs to make internally produced prototypes.

Clinical and regulatory expense, net of funding received from grants, was $0.5 million during the second quarter of 2019 compared to $1.1 million in the second quarter of 2018. The decrease is attributable to lower costs from the Orion Early Feasibility Study and an allocation of grant funds that offset costs in the period. The Company expects clinical and regulatory costs to increase in the future as it conducts additional clinical trials to assess new products, such as Orion, and related enhancements to the user experience.

Selling and marketing expense was $1.7 million during the second quarter of 2019 compared to $2.9 million in the second quarter of 2018. The decrease of $1.2 million is primarily the result of decreased use of outside services, reduced headcount and related compensation expenses in connection with the strategy shift to Orion.  The Company is on track with its expense reduction initiatives as previously disclosed.

General and administrative expense was $2.3 million in the second quarter of 2019 compared to $2.6 million in the second quarter of 2018. The decrease of $0.3 million is primarily attributable to $0.1 million in lower compensation costs, primarily due to reduced staffing and patent costs of $0.1 million. The Company expects general and administrative expense to remain consistent for the remainder of 2019.

The Company also recorded a restructuring charge of $0.9 million, consisting of $0.7 million of pre-tax restructuring charges in the second quarter of 2019 related to severance and other employee termination benefits, as well as an additional $0.2 million non-cash inventory impairment charge in connection with plans to suspend Argus II production.

Net loss for the second quarter of 2019 was $8.4 million, or a loss of $0.07 per share, compared to a net loss of $8.0 million, or a net loss of $0.12 per share, in the second quarter of 2018.

The non-GAAP net loss for the second quarter of 2019, excluding certain non-cash items, was $7.9 million, or $0.06 per share, compared to a non-GAAP net loss of $7.1 million, or $0.11 per share in the second quarter of 2018.

As of June 30, 2019, Second Sight had $25.2 million in cash and cash equivalents. The Company continues to expect its cash to fund operations into the second quarter of 2020.

For a full reconciliation of non-GAAP financial measures to the most comparable GAAP financial measures, please refer to the tables included with this press release.

Second Half 2019 Key Objectives

•	Execute Orion R&D implant and externals projects;
•	Finalize agreement with the FDA regarding Orion’s clinical and regulatory path;
•	Engage and expand discussions with CMS and private payors while developing a comprehensive reimbursement strategy for Orion in the U.S.;
•	Submit Argus 2s, our next-gen externals, to the FDA for U.S. regulatory approval; and
•	Add key talent to support our Orion programs and develop a plan for high-volume manufacturing.

Conference Call

As previously announced, Second Sight management will host its second quarter 2019 conference call as follows:

Date		Tuesday, August 6, 2019
Time		4:30 PM EDT
Telephone	U.S.:	(800) 686-2396
	International:	(303) 223-4374
Webcast (live and archive)		www.secondsight.com under the ‘Investors’ section.

A replay of the conference call will be available for two weeks after the call's completion by dialing (800) 633-8284 (U.S.) or (402) 977-9140 (International). The conference ID for the replay is 21927704. The archived webcast will be available for 30 days via the aforementioned URL.

About Second Sight

Second Sight Medical Products, Inc. (NASDAQ: EYES) develops, manufactures and markets implantable visual prosthetics that are intended to deliver useful artificial vision to blind individuals. A recognized global leader in neuromodulation devices for blindness, the Company is committed to developing new technologies to treat the broadest population of sight-impaired individuals. The Company’s U.S. headquarters are in Los Angeles, California, and European headquarters are in Lausanne, Switzerland. More information is available at www.secondsight.com.

About the Orion Visual Cortical Prosthesis System

Leveraging Second Sight’s 20 years of experience in neuromodulation for vision, the Orion® Visual Cortical Prosthesis System (Orion) is an implanted cortical stimulation device intended to provide useful artificial vision to individuals who are blind due to a wide range of causes, including glaucoma, diabetic retinopathy, optic nerve injury or disease, and eye injury. Orion is intended to convert images captured by a miniature video camera mounted on glasses into a series of small electrical pulses. The device is designed to bypass diseased or injured eye anatomy and to transmit these electrical pulses wirelessly to an array of electrodes implanted on the surface of the brain’s visual cortex, where it is intended to provide the perception of patterns of light. A six-subject early feasibility study of the Orion is currently underway at the Ronald Reagan UCLA Medical Center in Los Angeles and the Baylor College of Medicine in Houston. No peer-reviewed data is available yet for the Orion system. The Company anticipates enrolling additional feasibility subjects in 2019 while simultaneously negotiating the clinical and regulatory pathway to commercialization with the FDA as part of the Breakthrough Devices Program.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the “safe harbor” created by those sections. All statements in this release that are not based on historical fact are “forward looking statements.” These statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “strategy,” “goal,” or “planned,” “seeks,” “may,” “will,” “expects,” “intends,” “believes,” “should,” and similar expressions, or the negative versions thereof, and which also may be identified by their context. All statements that address operating performance or events or developments that Second Sight expects or anticipates will occur in the future, such as stated objectives or goals, our refinement of strategy, or that are not otherwise historical facts, are forward-looking statements. While management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements as a result of various factors, including those risks and uncertainties described in or implied by the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our Annual Report on Form 10-K, filed on March 19, 2019, our Form 10-Q to be filed on or about August 6, 2019, and our other reports filed from time to time with the Securities and Exchange Commission. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto, or any change in events, conditions, or circumstances on which any such statement is based.

Investor Relations Contacts:

Institutional Investors

In-Site Communications, Inc.

Lisa Wilson, President

T: 212-452-2793

E: lwilson@insitecony.com

or

Individual Investors

MZ North America

Greg Falesnik, Managing Director

T: 949-385-6449

E: greg.falesnik@mzgroup.us

Media Contacts:
Nobles Global Communications

Laura Nobles or Helen Shik

T: 617-510-4373

E: Laura@noblesgc.com

E: Helen@noblesgc.com

Financial Tables Follow

SECOND SIGHT MEDICAL PRODUCTS, INC.
AND SUBSIDIARY

Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2019 (unaudited)	December 31, 2018
ASSETS		
Current assets:		
Cash and cash equivalents	$ 25,161	$ 4,471
Accounts receivable, net	629	504
Inventories, net	1,474	3,250
Prepaid expenses and other current assets	783	1,395
Total current assets	28,047	9,620
Property and equipment, net	993	1,025
Right-of-use assets	2,454	-
Deposits and other assets	26	37
Total assets	$ 31,520	$ 10,682
LIABILITIES AND EQUITY		
Current liabilities:		
Accounts payable	$ 1,255	$ 1,305
Accrued expenses	2,562	2,503
Accrued compensation expense	2,207	2,690
Accrued clinical trial expenses	1,038	933
Current operating lease liabilities	219	-
Contract liabilities	557	167
Total current liabilities	7,838	7,598
Long term operating lease liabilities	2,487	-
Total liabilities	10,325	7,598
Commitments and contingencies		
Stockholders' equity	21,195	3,084
Total liabilities and stockholders' equity	$ 31,520	$ 10,682